Med-Cannabis Pharma, Inc. Announces Purchase of Two Dispensaries in the State of Oregon

Bend Oregon—November 17, 2014: Med-Cannabis Pharma, Inc. (OTC/BB: MCPI), a Nevada company specializing in medical cannabis retail distribution, announces that it has entered into purchase agreements for two fully licensed Medical Marijuana dispensaries through it's Oregon subsidiary Medical Management Systems, Inc. The dispensaries are located in Bend and the Central Coast of Oregon. The Bend dispensary (The Medication Station) transaction at a purchase price of $55,000.00 was placed into escrow at the signing of the contract.

The Central Coast dispensary will be closed into escrow this week. The purchase price for the Central Coast dispensary is $42,500.00, which will be placed into escrow on the 19th of November. The closing out of escrow will occur when the audit for each store has been completed, which should be accomplished prior to the end of the 1st quarter 2015.

The operation of the dispensaries has been taken over by MCPI through its subsidiary Medical Management Systems. MMS has hired three new employees to manage and administer patient care in the dispensaries and two new employees to start a medical cannabis grow operation close to the Bend location. The grow operation will be for MMS operating stores only. The employees for the grow operation have extensive experience in cultivating and breeding various strains of Cannabis.

In addition to the acquisitions above, the credit line to MCPI from a shareholder has been increased from $200,000 to $500,000 subject to certain operating goals the company is expected to meet. Those goals include an increase in sales of 20% during the 1st quarter of 2015. The $97,500 purchase price for the Oregon dispensaries was provided by that credit line. The interest on the credit line remains at 10% per year, interest only for 2 years unless a default occurs. The note is not convertible into stock of the company. Security on the note is the assets of the company.

The Company continues to look for additional dispensaries in Oregon and other states where Medical Marijuana dispensaries are licensed and legal. The two dispensaries in Oregon are licensed through the OMMP.

In the USA, 23 States and Washington, D.C. have enacted laws that legalize medical marijuana. The Company recognizes that its product is believed to improve the quality of life of individuals suffering from certain medical conditions. It also recognizes that the industry in the United States is still in its early days, undergoing constant scrutiny from a variety of regulators and tax bodies, and that many legislators are ambivalent on the topic, owing to pressure from constituents. As a public company, Med-Cannabis Pharma intends to maintain its high degree of transparency to those who rightfully monitor and inspect its operations and performance, operating with a degree of control and compliance more similar to the gaming industry than to a chain drugstore. Management believes that this sharp focus will preserve its assets, foster growth, and reduce collisions with those whose duty is to regulate medical marijuana.

Forward Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing words such as "anticipate," "seek," intend," "believe," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based drugs. The Company does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information

GRACIELA MORENO
President
Med-Cannabis Pharma, Inc.
+1 214 666 8364 direct

Source: Med-Cannabis Pharma, Inc.

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SUBJECT CODE:	Agriculture: Farming
Medical and Healthcare: Alternative
Pharmaceuticals and Biotech: Drugs
Medical and Healthcare: Health and Nutrition
Pharmaceuticals and Biotech: Biotech
Medical and Healthcare: Facilities and Providers